UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 21, 2003


                         Mirant Americas Generation, LLC
               (Exact name of registrant as specified in charter)

  Delaware                       N/A                   51-0390520
  (State or other    (Commission File                (IRS Employer
jurisdiction of          Number)                    Identification No.)
  incorporation)

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1155 Perimeter Center West, Suite 100, Atlanta, Georgia     30338
(Address of principal executive offices)                  (Zip Code)


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Registrant's telephone number, including area code:  (678) 579-5000
                                       N/A
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          (Former name or former address, if changed since last report)



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Item 5.  Other Events and Regulation FD Disclosure.

     On July 21, 2003, the Bankruptcy Court entered an emergency order preventing the sale or trading of certain shares of, and claims of creditors in, the Mirant Chapter 11 Case. Specifically, creditors holding claims against Mirant or its debtor subsidiaries, including Mirant Americas Generation, LLC, (the "Debtors"), in excess of $250 million and shareholders owning (or seeking to acquire) 4.75% of Mirant's stock are prohibited from selling or trading such shares or claims until the Bankruptcy Court can consider Mirant's request to establish a notice procedure regarding trading of shares and claims.

     The Bankruptcy Court has scheduled a hearing for 9:00 a.m. on July 23, 2003, to consider a proposed notice procedure requiring holders of claims, preferred securities, and common stock to provide at least ten (10) days advance notice of their intent to buy or sell claims against the Debtors, or shares in Mirant. Mirant also requests that the Bankruptcy Court establish a procedure for the imposition of sanctions for violations of the notification requirements.

     The emergency relief is necessary to prevent potential trades of claims or stock that could negatively impact the Debtors' net operating loss tax attributes. These tax loss attributes are currently approximately $1 billion and could reach $2.5 billion by the end of 2003. These tax attributes may result in potential future tax savings of as much as $200-400 million. The emergency relief provides immediate assistance in preserving these tax attributes until parties in interest can appear and be heard regarding the notice procedure requested by Mirant.

     The court order, the motion filed by the Debtors, and the supporting notices and papers are available on the internet at the following site: www.bsillc.com. In addition, copies may be obtained by contacting Craig H. Averch by phone at (310) 620-7704 or email at caverch@whitecase.com.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  July 22, 2003


                               Mirant Americas Generation, LLC



                               By:  /s/  J. William Holden III
                                    ------------------------------------------
                                    J. William Holden III
                                    Sr. Vice President, Chief Financial Officer
                                    and Treasurer (Principal Financial Officer)